Term Sheet

For Share Sale and Purchase Agreement

Lembar Kesepakatan

Untuk Perjanjian Jual dan Beli Saham

The acquisition terms set out is Term Sheet are indicative and subject to definitive legal documentation, that is in form and substance satisfactory to the parties, in all respects.

This Term Sheet should be viewed in its totality as outlining certain key terms and conditions that will govern the acquisition of the equity interest in the Target Company. This Term Sheet is only a summary and does not purport to be comprehensive or exhaustive statement of the requirements of the parties involved.

The terms set forth in this Term Sheet are strictly private and confidential and are subject to legal professional privilege and are being discussed and presented on a "without prejudice" basis. The information contained herein is commercially sensitive. This Term Sheet and its contents are not to be distributed to any other person at this stage.

This Term Sheet is provided pursuant to and shall be subject to any existing confidentiality obligations between the applicable parties, which shall continue to be binding upon and complied with by such parties in accordance with their terms. This Term Sheet is legally binding.

Ketentuan akuisisi yang ditetapkan adalah Lembar Kesepakatan bersifat indikatif dan tunduk pada dokumentasi hukum definitif, yang dalam bentuk dan substansi yang disepakati bagi para pihak, dalam hal apapun.

Lembar Kesepakatan ini harus dilihat secara keseluruhan yang menjabarkan beberapa syarat dan ketentuan utama yang akan mengatur akuisisi kepemilikan ekuitas di Perusahaan Target. Lembar Kesepakatan ini hanyalah ringkasan dan tidak dimaksudkan sebagai pernyataan yang komprehensif atau lengkap tentang persyaratan pihak-pihak yang terlibat.

Ketentuan-ketentuan yang ditetapkan dalam Lembar Kesepakatan ini bersifat sangat pribadi dan rahasia dan tunduk pada hak profesional hukum dan sedang dibahas dan disajikan atas dasar "tanpa prasangka". Informasi yang tercantum dalam Lembar Kesepakatan ini sensitif secara komersial. Lembar Kesepakatan ini dan isinya tidak didistribusikan ke orang lain pada tahap ini.

Lembar Kesepakatan ini diberikan sesuai dengan dan harus tunduk pada kewajiban kerahasiaan yang berlaku antara para pihak, yang akan terus mengikat dan dipatuhi oleh pihak-pihak tersebut sesuai dengan ketentuan yang disepakati.Lembar Kesepakatan ini memiliki kekuatan hukum.

Whereas:

Bahwa:

(a) *The Investor (as defined below) intends to enter into an agreement with Target Company and/or its founding shareholders to acquire shares in Target Company ("**Transaction**"). The Parties contemplate that the Transaction will be completed through an investment by the Investor of up to 100% of the existing shares owned by the existing shareholders in Target Company.*
Investor (sebagaimana didefinisikan di bawah) bermaksud untuk mengadakan perjanjian dengan Perusahaan Target dan/atau pemegang saham pendiri untuk memperoleh saham di Perusahaan Target ("**Transaksi**"). Para Pihak menyatakan bahwa Transaksi akan diselesaikan melalui

investasi oleh Investor sampai dengan 100% dari saham yang ada yang dimiliki oleh pemegang saham yang ada di Perusahaan Target.

(b) *It is contemplated that supplementary stages may be added or allowed for in the Definitive Agreements to enable additional acquisitions following conditions precedent, that to occur before closure, or within timeframes that may be contemplated after closure, and on terms defined in the Definitive Agreements.*
Hal ini dimaksudkan bahwa tahap tambahan dapat ditambahkan atau diizinkan dalam Perjanjian Definitif untuk memungkinkan akuisisi tambahan mengikuti persyaratan pendahuluan, yang timbul sebelum tanggal penyelesaian, atau dalam kerangka waktu yang dapat ditetapkan setelah tanggal penyelesaian, dan pada istilah yang didefinisikan dalam Perjanjian Definitif.

(c) *Referring to point (a) above, the Parties (as defined below) would like to confirm the following terms and conditions as per the Parties continuous discussions.*
Merujuk kepada poin (a) diatas, Para Pihak (sebagaimana didefinisikan dibawah) bermaksud untuk menyetujui syarat dan ketentuan sesuai dengan diskusi berkelanjutan Para Pihak.

The Definitions below are for reference only and In the event of any inconsistencies between the definitions below and those in the Description; the definitions in the Description shall prevail.

Definisi di bawah ini hanya sebagai referensi dan dalam hal adanya pertentangan antara definisi di bawah ini dan yang ada di Deskripsi; definisi dalam Deskripsi yang akan berlaku.

1. *"**Transaction**" means the acquisition of shares in the Target Company.*
"**Transaksi**" berarti akuisisi saham dalam Perusahaan Target.

2. *"**Target Company**" means PT Mitra Distribusi Utama (MDU). The Investor will acquire the business and the shares issued by MDU*
"**Perusahaan Target**" berarti PT Mitra Distribusi Utama (MDU). Investor akan mengakuisisi bisnis dan saham dalam MDU (akuisisi murni).

3. *"**TCFS**" means the Target Company Founding Shareholders.*
"**PSPT**" berarti Pemegang Saham Perusahaan Target.

4. *"**Investor**" means PT Kinerja Indonesia and its partner.*
"**Investor**" berarti PT Kinerja Indonesia dan rekannya.

5. ***"CSPA"** means A conditional shares sale and purchase agreement between the Investor and the TCFS.*
"PJBB" berarti Sebuah perjanjian jual beli saham bersyarat antara Investor dan PSPT.

6. *"**SHA**" means A shareholders Agreement between the Investor and the TCFS which governs the relationship among the Investor and TCFS as shareholders of Target Company.*
*"**PPS**" berarti* Sebuah perjanjian pemegang saham antara Investor dan PSPT yang mengatur hubungan antara Investor dan PSPT sebagai pemegang saham dari Perusahaan Target.

7. *"**Definitive Agreements**" means both CSPA and SHA.*
"**Perjanjian Definitif**" berarti kedua PJBB dan PPS.

8. *"**Due Diligence**" means operational, financial, tax, and legal due diligence of Target Company.*
"**Due Diligence**" berarti pemeriksaan menyeluruh terhadap operasional, keuangan, pajak, dan hukum dari Perusahaan Target.

9. "***Closing date***" *means the date after the completion of the second payment of shares and the signing of **CSPA** and **SHA**.*
"**Tanggal penyelesaian**" berarti tanggal setelah penyelesaian pembayaran kedua saham dan penandatanganan **PJBB** dan **PPS**.

Section **Bagian**	***Matters*** **Hal-hal**	***Description*** **Deskripsi**
1.	*Parties* Para Pihak	(a) *Target Company, a limited liability company incorporated in Indonesia ("**Target Company**");* Perusahaan Target, suatu perseroan terbatas yang didirikan di Indonesia ("**Perusahaan Target**"); (b) *Existing shareholders of the Target Company, which are collectively referred to as the Target Company Founding Shareholders ("**TCFS**"), each of the TCFS shall act independently in regard with this Term Sheet and further Definitive Agreements;* Pemegang saham yang ada dari Perusahaan Target, yang secara bersama-sama disebut sebagai Pemegang Saham Perusahaan Target ("**PSPT**"), masing-masing PSPT bertindak secara independen sesuai dengan Lembar Kesepakatan ini dan selanjutnya Perjanjian Definitif. (c) *PT Kinerja Indonesia, a limited liability company incorporated in the Republic of Indonesia and affiliate (the "**Investor**").* PT Kinerja Indonesia, suatu perseroan terbatas yang didirikan di Indonesia dan afiliasi ("**Investor**").
2.	*Proposed Transaction* Usulan Transaksi	*The Investor intends to acquire 100% of shares in Target Company from the TCFS ("**Acquired Shares**").* Investor bermaksud untuk mengambilalih 100% saham dalam Perusahan Target dari PSPT ("**Pengambilalihan Saham**") *The Acquired Shares shall not include the asset and obligation of the Target Company, which shall be calculated separately and shall be agreed by the Parties by using the Company's Book as of October 31st, 2018.* Pengambilalihan Saham tidak termasuk aset dan kewajiban dari Perusahaan Target, yang akan dihitung secara terpisah dan disepakati oleh Para Pihak dengan menggunakan pembukuan per tanggal 31 Oktober 2018.
3.	*Structure of Transaction* Struktur Transaksi	*The Parties contemplate the Transaction to be completed in the following manners:* Para Pihak bermaksud bahwa Transaksi akan diselesaikan dengan ketentuan sebagai berikut: ***Pra-Acquisition Stage*** **Tahapan pra-akuisisi**

Section Bagian	*Matters* Hal-hal	*Description* Deskripsi
		(i) *The Parties have signed a Memorandum of Understanding on 4th June 2018 ("**MoU**");* Investor dan Perusahaan Target telah menandatangani sebuah Nota Kesepakatan pada tanggal 4 Juni 2018 ("**MoU**"); (ii) *Based on the MoU, the Target Company will provide the Investor with data and the Investor agree to perform the assessment of data provided by the Target Company. Based on such data the Parties will negotiate and agreed the terms in this Term Sheet.* Berdasarkan MoU, Perusahaan Target akan memberikan Investor data dan Investor setuju untuk melakukan assesmen terhadap data yang diberikan oleh Perusahaan Target. Berdasarkan data tersebut Para Pihak akan bernegosiasi dan menyetujui syarat-syarat dalam Lembar Kesepakatan ini. ***Acquisition Stage*** **Tahapan Akuisisi** (i) *The Investor and the TCFS shall enter into the CSPA (as defined in Section 6) acquiring entire shares owned by TCFS;* (ii) *The Investor and TCFS shall enter into SHA which govern the relationship among the Investor and each of the TCFS as shareholders of Target Company, including without limitation to:* - *the reserved matters (as provided in Section 9);* - *the composition of Target Company's management, i.e. the Board of Directors, Board of Commissioners, and their Sub committees (as provided in Section 8); and* - *The SHA shall be effective upon the closing of Transaction.* *("**First Stage**")* (i) Investor dan PSPT akan menandatangani PJBB (sebagaimana didefinisikan dalam Bagian 6) untuk memperoleh seluruh saham yang dimiliki oleh PSPT; (ii) Investor dan PSPT akan menandatangani PPS yang mengatur hubungan antara Investor dan masing-masing PSPT sebagai pemegang saham Perusahaan Target, termasuk tanpa batasan untuk: - hal-hal yang dibatasi (sebagaimana diatur dalam Bagian 9); - komposisi manajemen Perusahaan Target, yaitu Dewan Direksi, Dewan Komisaris, dan Sub komite mereka (sebagaimana diatur dalam Bagian 8); dan - PPS akan berlaku efektif setelah penutupan Transaksi. **("Tahap Pertama")** *The Parties agree that supplementary stages with regard to the Transaction may be added in the Transaction for the purpose of facilitating the possibility of any additional issuance and acquisition of shares by the*

Section / **Bagian**	***Matters*** / **Hal-hal**	***Description*** / **Deskripsi**
		*Investor ("**Additional Stages**"). The Additional Stages shall subject to the terms and conditions defined in this Term Sheet and Definitive Agreements.* Para Pihak setuju bahwa tahapan tambahan berkaitan dengan Transaksi dapat ditambahkan dalam Transaksi untuk tujuan memfasilitasi kemungkinan penerbitan tambahan dan akuisisi saham oleh Investor (**"Tahapan Tambahan"**). Tahapan Tambahan harus tunduk pada syarat dan ketentuan yang ditetapkan dalam Lembar Kesepakatan ini dan Perjanjian Definitif.
4.	*Financial Statement* Laporan Keuangan	*For the purpose of the Transaction, the Parties agree to use Target Company's financial statement for the year ending 31st October 2018.* *The Parties may agree to use certain other criteria and verifiable financial or performance indicators as conditions to additional subscription of shares, and subject to agreed terms that are relevant with them, which are contemplated and allowed for under the Definitive Agreements.* Untuk tujuan Transaksi, Para Pihak setuju untuk menggunakan laporan keuangan Perusahaan Target untuk tahun yang berakhir 31 Oktober 2018. Para Pihak dapat menyetujui untuk menggunakan kriteria tertentu lainnya dan indikator keuangan atau kinerja yang dapat diverifikasi sebagai ketentuan untuk penambahan tambahan saham, dan tunduk pada persyaratan yang disepakati yang relevan dengan Para Pihak, yang direncanakan dan diizinkan berdasarkan Perjanjian Definitif.
5.	*Pricing* Harga	*The price to be paid by the Investor for the purchase of shares of TCFS in the amount of Rp 40,000,000,000 (forty billion IDR) for entire share excluding any tax, and tax is fully borne by Investor with the previously agreed scenario by both parties. This payment doesn't include any assets and liabilities of TCFS.* *To avoid doubt, the price to be paid by Investor for the purchase of inventory, work equipment including server, receivable to agents, bank loan, deposit payable to agent is the actual expense (according to official price or billing) as of October 31st, 2018 at 24:00.* *The Parties will agree upon the final price by executing the First Stage pricing letter which will be executed by no later than 5 business days before the Closing Date.* *For avoidance of doubt, the payment for the shares shall be divided into the following stages:* *a. Initial Payment* *Investor shall pay the initial payment part of Acquired Shares by using shares in the KinerjaCorp (parent company of the Investor with the share code of KPAY) in the amount of 10% (ten percen) from the total acquisition value, amounting to Rp 4,000,000,000 (four billion IDR) not including the tax, equalling to 775,000 shares of KPAY at the price of USD 0,5 (fifty cent) including tax, and the quantity of shares is*

Section **Bagian**	*Matters* **Hal-hal**	*Description* **Deskripsi**
		subject to adjustment provided the share price on November 1st 2018 is lower than USD 0.5 (fifty cent) and in the amount of 55% (fifty five percent) from the total acquisition value, amounting to Rp 22,000,000,000 (twenty two billion IDR) shall be paid in cash, at the latest on November 1st 2018. *b. Second Payment* *Investor shall pay the second payment in the amount of 35% (thirty five percent) from the total acquisition value, amounting to Rp 14,000,000,000 (fourteen billion IDR) in cash not including tax, at the latest on December 27th, 2018.* *c. Third Payment* *Investor is obliged to pay the value of TCSF's total assets minus total liabilities in entirety according to the financial statements as of 31st October 2018 in cash not including tax, the latest on 4th Januari 2019.* *d. Penalty for late payment is 2 (two) % monthly and calculated as a pro rate from the days of late payment. The maximum late period is 2 (two) months. If the due payment is not settled after the grace period of 2 months, the agreement will be terminated and the previous payment is not refundable.* *When each payment is received by the TCFS, the TCFS shall deliver the receipt of payment to the Investor.* *Initial Payment shall be deemed as the down payment, whereas the assignment of right and obligation under the Shares shall start from the second payment being executed, TCFS agrees that the Investor has the full shareholders' right.* *The receipt or evidence of each payment as provided by the Investor shall be attached to the agreement and shall constitute as indisputable evidence of payment.* Harga yang harus dibayar oleh Investor untuk pembelian saham PSPT sebesar Rp 40,000,000,000 (empat puluh miliar rupiah) tidak termasuk pajak, dan pajak ditanggung penuh oleh investor dengan skenario yang telah disepakati kedua belah pihak. Pembayaran saham ini tidak termasuk aset dan kewajiban apapun dari PSPT. Untuk menghindari keragu-raguan, harga yang harus dibayar oleh Investor untuk pembelian stok, perangkat kerja termasuk server, piutang ke agen, hutang ke bank, hutang deposit agen adalah biaya aktual (sesuai tagihan atau harga resmi) pada tanggal 31 Oktober 2018 pukul 24:00. Para Pihak akan menyetujui harga akhir dengan menandatangani surat harga Tahap Pertama yang akan dilaksanakan selambat-lambatnya 5 hari kerja sebelum Tanggal Penyelesaian.

Section Bagian	*Matters* Hal-hal	*Description* Deskripsi
		Untuk menghindari keragu-raguan, pembayaran atas saham akan terbagi dalam tahapan sebagai berikut: a. Pembayaran Pertama: Investor wajib membayar pembayaran pertama bagian dari Pengambilalihan Saham dengan menggunakan saham dalam KinerjaCorp (perusahaan induk dari Investor dengan kode saham KPAY) dengan jumlah 10% (sepuluh persen) dari total nilai akuisisi sejumlah Rp 4,000,000,000 (empat miliar rupiah) tidak termasuk pajaknya, setara dengan 775,000 lembar saham KPAY di harga USD 0,5 (lima puluh sen) sudah termasuk pajak, dan jumlah saham akan disesuaikan jika harga saham pada tanggal 1 November 2018 lebih rendah dari USD 0,5 (lima puluh sen) dan sebesar 55% (lima puluh lima persen) dari total akuisisi sejumlah Rp 22,000,000,000 (dua puluh dua miliar Rupiah) tidak termasuk pajak akan dibayarkan secara tunai selambat-lambatnya pada tanggal 1 November 2018. b. Pembayaran Kedua Investor wajib membayar pembayaran kedua sebesar 35% (tiga puluh lima persen) dari total akuisisi sejumlah Rp 14,000,000,000 (empat belas miliar Rupiah) dalam bentuk tunai tidak termasuk pajak, selambat-lambatnya pada tanggal 27 Desember 2018. c. Pembayaran Ketiga Investor wajib membayar seluruh nilai total ASET minus total KEWAJIBAN PSPT berdasarkan laporan keuangan per 31 Oktober 2018 dalam bentuk tunai tidak termasuk pajak, selambat-lambatnya pada tanggal 4 Januari 2019. d. Penalti untuk keterlambatan pembayaran adalah 2% per bulan, dan dihitung secara pro rata dari hari keterlambatan pembayaran. Periode maksimum keterlambatan pembayaran adalah 2 (dua) bulan. Jika pembayaran jatuh tempo tidak diselesaikan dalam masa tenggang 2 (dua) bulan, maka perjanjian akan dibatalkan dan pembayaran yang sudah dilakukan tidak dapat dikembalikan. Ketika masing-masing pembayaran telah diterima oleh PSPT, PSPT wajib menyerahkan tanda terima pembayaran dari Investor. Pembayaran Pertama merupakan uang muka dari Pengambilalihan Saham, dimana pengalihan hak dan kewajiban atas saham akan dimulai sejak pembayaran kedua selesai dilaksanakan, PSPT setuju bahwa Investor memiliki hak penuh pemegang saham. Penerimaan atau bukti atas masing-masing pembayaran yang diberikan oleh Investor akan dilampirkan dalam perjanjian dan akan dianggap sebagai bukti yang sah atas pembayaran.
6.	*Definitive Agreement* Perjanjian Definitif	*The general definitive agreement to be entered by the Parties, among others, are as follows:*

Section **Bagian**	*Matters* **Hal-hal**	*Description* **Deskripsi**
		Perjanjian definitif umum akan ditandatangani oleh Para Pihak, antara lain, adalah sebagai berikut: (a) *A conditional shares sale and purchase agreement between the Investor and the TCFS, which shall bind the Target Company (If the existing shares of TCFS are object of the Transaction) ("**CSPA**") which shall be signed after to the Initial Payment;* Sebuah perjanjian jual beli saham bersyarat antara Investor dan PSPT, yang akan mengikat Perusahaan Target (apabila pemegang saham yang ada dari PSPT adalah obyek dari Transaksi) ("**PJBB**") yang akan ditandatangani setelah Pembayaran Pertama; (b) *A shareholders Agreement between the Investor and the TCFS which governs the relationship among the Investor and TCFS as shareholders of Target Company ("**SHA**"), which shall be effective after closing of the Transaction;* Sebuah perjanjian pemegang saham antara Investor dan PSPT yang mengatur hubungan antara Investor dan PSPT sebagai pemegang saham dari Perusahaan Target ("**PPS**"), yang akan berlaku setelah akhir dari Transaksi; *("**Definitive Agreements**").* ("**Perjanjian Definitif**").
7.	*Conditions Precedent* Persyaratan Pendahuluan	*The completion of the proposed Transaction shall be subject to the satisfaction of certain conditions precedents, which are, among others, as follows:* Penyelesaian Transaksi yang diusulkan harus tunduk pada pemenuhan persyaratan pendahuluan, yang antara lain, sebagai berikut: (a) *The Parties have entered into the Definitive Agreements with terms and conditions provided under this Term Sheet;* Para Pihak telah menandatangani Perjanjian Definitif dengan syarat dan ketentuan yang ada berdasarkan Lembar Kesepakatan ini; (b) *Satisfactory operational, financial, tax, and legal due diligence of Target Company ("**Due Diligence**");* Pemenuhan pemeriksaan menyeluruh terhadap operasional, keuangan, pajak, dan hukum dari Perusahaan Target ("**Due Diligence**") yang dilakukan oleh pihak-pihak yang ditunjuk oleh Investor; (c) *The Parties have agreed on the pricing of the Acquired Shares for TCFS' shares;* Para Pihak telah menyepakati harga Pengambilalihan Saham atas saham PSPT; (d) *To have obtained all necessary corporate and regulatory approvals, including without limitation general meeting of shareholders of Target*

Section **Bagian**	*Matters* **Hal-hal**	*Description* **Deskripsi**
		Company, current shareholder agreement, or any other governmental authority (if necessary); Telah memperoleh seluruh persetujuan perusahaan dan peraturan yang diperlukan, termasuk namun tidak terbatas pada rapat umum pemegang saham dari Perusahaan Target, Perjanjian Pemegang Saham yang ada saat ini atau otoritas pemerintahan lainnya (jika perlu); *(e) Obtainment of required approval from third parties including without limitation to the Target Company's lenders' Facility;* Diperolehnya persetujuan yang disyaratkan oleh pihak ketiga termasuk namun tidak terbatas pada fasilitas dari kreditur Perusahaan Target; *(f) all representations and warranties of the Target Company and TCFS are correct, true and accurate in all material respect;* semua pernyataan dan jaminan dari Perusahaan Target dan PSPT adalah benar, tepat dan akurat dalam seluruh hal yang material; *(g) all representations and warranties of the Investor and its associated parties in this agreement, and to the fulfilment of conditions precedent for events set out under the Definitive Agreements are correct, true and accurate in all material respect;* semua pernyataan dan jaminan dari Investor dan pihak-pihak terkaitnya dalam perjanjian ini, dan untuk pemenuhan persyaratan pendahuluan untuk peristiwa yang ditetapkan berdasarkan Perjanjian Definitif adalah sesuai, benar dan akurat dalam seluruh hal yang material; *(h) Target Company has no material that arising from the documents or information that has not been disclosed or arising from out of the general business activities of Target Company, including but not limited to the obligation of material litigation cases or contractual obligations of Target Company;* Perusahaan Target tidak memiliki kewajiban material yang timbul dari dokumen atau informasi yang belum diungkapkan atau timbul di luar kegiatan bisnis pada umumnya Perusahaan Target, namun termasuk tidak terbatas pada kewajiban atas perkara litigasi material atau kewajiban kontraktual Perusahaan Target; *(i) The Transaction does not affect material changes to the continuity of current or future business or operational activities of Target Company;* Transaksi tidak mengakibatkan perubahan yang secara material merugikan atas kelangsungan usaha atau kegiatan operasional Perusahaan Target saat ini atau di masa mendatang; *(j) TCFS from Target Company to terminate current shareholder agreement.* PSPT dari Perusahaan Target mengakhiri perjanjian pemegang saham yang ada saat ini; *(k) any other condition customary in this type of transactions.* persyaratan lainnya yang umum sesuai dengan jenis transaksi ini.

Section **Bagian**	*Matters* **Hal-hal**	*Description* **Deskripsi**
		In case of unsatisfactory conditions precedent arising or found during the course of due diligence and/or found out before the closing date, the parties agree with good faith to renegotiate the terms and value of the acquisition and settles them amicably. Dalam kasus di mana terdapat persyaratan pendahuluan yang tidak terpenuhi, yang ditemukan saat melakuan due diligence dan/atau ditemukan sebelum tanggal penyelesaian, para pihak setuju dengan niat baik untuk merenegosiasi ulang syarat-syarat dan nilai akuisisi dan menyelesaikannya secara musyawarah mufakat.
8.	*Indemnity* *Ganti Rugi*	*TCFS shall indemnify and hold harmless Investor and Target Company from and against all damages, losses, claims, actions, proceedings, judgments, liabilities, cost, and expenses suffered or paid by the Investor as a result of or arising out of any breach of Seller for debts that has'nt been disclosed by PSPT in Due Dilligence Process excluded tax debts before the Closing Date.* *To avoid doubts, TCFS will not indemnify Investor and Target Company from and against all damages, losses, claims, actions, proceedings, judgments, liabilities, cost, and expenses suffered or paid by the Investor as a result of or arising out of any breach of Seller for debts that already disclosed by TCFS in Due Dilligence Process.* PSPT akan mengganti rugi dan membebaskan Investor dan Perusahaan Target dari dan terhadap semua kerusakan, kerugian, klaim, tindakan, proses hukum, putusan, tanggung jawab, biaya dan pengeluaran yang diderita atau dibayar oleh Investor sebagai akibat dari atau yang muncul dari setiap pelanggaran oleh PSPT terhadap hutang-hutang Perusahaan Target yang tidak diberitahukan oleh PSPT pada saat proses uji tuntas, di luar hutang pajak Perusahaan Target sebelum Tanggal Penyelesaian. Untuk menghindari keragu-raguan PSPT dibebaskan dari semua kerusakan, kerugian, klaim, tindakan, proses hukum, putusan, tanggung jawab, biaya dan pengeluaran yang diderita atau dibayar oleh Investor sebagai akibat dari atau yang muncul dari setiap pelanggaran oleh PSPT terhadap hutang-hutang Perusahaan Target yang telah diberitahukan oleh PSPT pada saat proses uji tuntas.
9.	*Management* Pengurus	*(a) The Parties agree that the Investor will have the right to nominate the BOD and BOC members in Target Company after closing of the Transaction. In other hand, current President Director will hold the position on the Target Company until 1 (one) year after Closing Date, starting from November 1st, 2018 until October 31st, 2019 and will get a salary in which the amount has been agreed upon and will be set forth in the SHA. The parties also anticipate that the Definitive Agreements will set out means by which Investor may achieve a membership of BOC and or BOD that enables a level of strategic control that allows the consolidation of financial statement of Target Company into Investor.* Para Pihak setuju bahwa Investor akan memiliki hak untuk mencalonkan anggota Direksi dan Komisaris di Perusahaan Target setelah tanggal 1 November 2018. Selain itu, Direktur Utama yang

Section **Bagian**	***Matters*** **Hal-hal**	***Description*** **Deskripsi**
		menjabat saat ini tetap menjadi Direktur Utama pada Perusahaan Target hingga 1 (satu) tahun setelah Tanggal Penyelesaian, dimulai dari tanggal 1 November 2018 sampai dengan 31 Oktober 2019 dan akan mendapatkan gaji yang jumlahnya telah disepakati bersama dan akan dituangkan dalam PPS. Para pihak juga mengantisipasi bahwa Perjanjian Definitif akan menetapkan cara-cara mana Investor dapat mencapai keanggotaan Dewan Komisaris dan atau Direksi yang memungkinkan tingkat pengendalian strategis yang memungkinkan konsolidasi laporan keuangan Perusahaan Target menjadi Investor. *(b) The Parties agree to enter into the SHA in respect of the management control in Target Company, including without limitation to TCFS' right to make effect on the day-to-day management of the Target Company. It is contemplated that the special control requirements will apply for a period no later than 12 months after the Closing Date.* Para Pihak setuju untuk menandatangani PPS sehubungan dengan pengendalian kepengurusan di Perusahaan Target, termasuk namun tidak terbatas pada hak PSPT untuk kepengurusan sehari-hari dari Perusahaan Target. Diperkirakan bahwa persyaratan kontrol khusus akan berlaku untuk jangka waktu tidak lebih dari 12 bulan setelah Tanggal Penyelesaian. *(c) The Parties agree that both Investor and the TCFS will initially appoint members of the BOD and members of the BOC, and certain specific empowered subcommittees thereof, in accordance with composition set out in the SHA.* Para Pihak setuju bahwa Investor dan PSPT akan menunjuk anggota Direksi dan anggota Dewan Komisaris perdana, dan subkomite tertentu yang pekerjakan secara khusus, sesuai dengan komposisi yang ditetapkan dalam PPS.
10.	*Reserved Matters* Hal-hal yang Dibatasi	*1. The following corporate actions of Target Company shall require approvals from 75% of all issued shares in Target Company in a GMS attended by, or the motions voted on by 75% of all issued shares in Target Company, which will be stipulated in the SHA and Articles of Association of Target Company (as applicable):* Tindakan perusahaan dari Perusahaan Target berikut wajib memperoleh persetujuan dari 75% dari seluruh saham disetor dalam Perusahaan Target dalam RUPS yang dihadiri oleh, atau disetujui oleh 75% dari seluruh saham disetor dalam Perusahaan Target, yang akan diatur dalam PPS dan anggaran dasar dari Perusahaan Target (sebagaimana berlaku): *(a) Distribution of dividend either final or interim;* Pembagian deviden baik tahunan atau sementara; *(b) Determination of Target Company's business plan and annual budget;* Penentuan rencana usaha dan anggaran tahunan dari Perusahaan Target;

Section **Bagian**	***Matters*** **Hal-hal**	***Description*** **Deskripsi**
		(c) *Amendment of Target Company's Articles of Association;* Perubahan anggaran dasar Perusahaan Target; (d) *Provision of corporate guarantee or any other security upon Target Company's assets;* Pemberian penanggungan perusahaan atau jaminan lainnya atas aset Perusahaan Target; (e) *Borrowing or lending money and certain agreed threshold;* Meminjam atau meminjamkan uang dan dengan pembatasan tertentu; (f) *Capital participation by Target Company in any other legal entity;* Penyertaan modal oleh Perusahaan Target pada perusahaan lain; (g) *the entering into contracts and agreements that is conflict of interest or are not at arms length, above a set (accumulated) threshold, except where those agreements and the range of their terms have been contemplated, and provided for under (b), which has been stated in the business plan or yearly budget approved in SHM every year..* menandatangani kontrak atau perjanjian yang mengandung benturan kepentingan atau tidak dalam *arms length,* diatas suatu batasan (akumulasi) tertentu, kecuali dimana perjanjian tersebut dan jumlah yang telah ditentukan telah ditentukan, dan tersedia sesuai dengan poin (b) yaitu telah ada dalam rencana usaha atau anggaran tahunan yang disetujui oleh RUPS setiap tahun. diatas. (h) *acquire any other business by the Target Company.* mengambil alih usaha lainnya oleh Perusahaan Target. (i) *dispose of, separate, spin-off or reorganize the whole or any part of the Target Company's business.* membuang, membagi, memisahkan atau melakukan reorganisasi atas seluruh atau sebagian dari usaha Perusahaan Target. 2. *Where the president director has been elected by the majority of all shareholders, then the President Director shall be authorized to act for and on behalf of the Board of Directors and representing Target Company, provided that this authorisation will be based on approval of the board of directors that is made in a BOD Meeting, specifically for the following matters:* Jika direktur utama telah dipilih oleh mayoritas dari semua pemegang saham, maka Direktur Utama berwenang untuk bertindak untuk dan atas nama Direksi dan mewakili Perusahaan Target, dengan ketentuan bahwa kewenangan ini akan didasarkan pada persetujuan dari Direksi yang dibuat dalam Rapat Direksi, terkhusus untuk hal-hal berikut: (a) *any transaction containing conflict of interest with the member of Board of Director;* setiap transaksi yang mengandung benturan kepentingan dengan anggota Direksi; (b) *any transaction limited by the article of association of the target company and any common business sense.*

Section Bagian	*Matters* Hal-hal	*Description* Deskripsi
		Setiap transaksi yang dibatasi oleh akta pendirian perusahan target dan praktek bisnis umum. 3. *The power and control of the BOD to act for and on behalf of the Target Company shall be determined on the basis of the approval of a designated and authorised subgroup of shareholders, in accordance with the SHA.* Kuasa dan kontrol dari Direksi untuk bertindak untuk dan atas nama Perusahaan Target harus ditentukan atas dasar persetujuan dari sebagian pemegang saham yang ditunjuk dan diotorisasi, sesuai dengan PPS. 4. *Notwithstanding the required approval of the BOD in point (2) above, the following corporate actions of Target Company shall also obtain a prior written approval from the [majority] of commissioners in a BOC meeting:* Tanpa mengesampingkan persetujuan yang disyaratkan oleh Direksi pada poin (2) di atas, tindakan korporasi Perusahaan Target berikut ini juga harus memperoleh persetujuan tertulis sebelumnya dari [mayoritas] anggota dewan komisaris dalam rapat Dewan Komisaris: *(a) Borrowing or lending money in the name of Target Company (does not include taking money in the Company's bank account);* Meminjam atau meminjamkan uang atas nama Perusahaan Target (tidak termasuk mengambil uang Perseroan di bank); *(b) Establish a business or participate in other companies both inside or outside of the country;* mendirikan suatu usaha atau turut serta pada perusahaan lain baik di dalam maupun di luar negeri; *The Parties agree to further elaborate the reserved matters in the Definitive Agreements.* Para Pihak setuju untuk menguraikan lebih lanjut hal-hal yang dilindungi dalam Perjanjian Definitif.
10.	*Closing Date* Tanggal Penyelesaian	*The Parties shall use all reasonable endeavours to ensure that the closing of the proposed Transaction occurs no later than the end of 27th December 2018 ("**Closing Date**").* Para Pihak akan menggunakan semua upaya yang wajar untuk memastikan bahwa penyelesaian Transaksi yang diusulkan terjadi selambat-lambatnya pada 27 Desember 2018 ("**Tanggal Penyelesaian**").
11.	*Post-Closing Undertakings* Kewajiban Pasca Penyelesaian	*a. After the closing of the Transaction, the Investor will undertake, among others, that the Investor shall use their commercially best effort to help Target Company to further grow and expand Target Company's business by using the Investor's network;*

Section Bagian	*Matters* Hal-hal	*Description* Deskripsi
		Setelah penyelesaian dari Transaksi, Investor akan berkewajiban, antara lain, bahwa Investor akan menggunakan usaha terbaiknya secara komersial untuk membantu Perusahaan Target untuk berkembang secara berkelanjutan dan mengembangkan usaha Perusahaan Target dengan menggunakan jaringan dari Investor; *b. After the closing of the Transaction, the TCFS will undertake, among others, that the TCFS shall use their commercially best effort to help Target Company to further grow at least 1 (one) year after the Closing Date;* Setelah penyelesaian dari Transaksi, PSPT akan berkewajiban, antara lain, bahwa PSPT akan menggunakan usaha terbaiknya secara komersial untuk membantu Perusahaan Target untuk berkembang secara berkelanjutan setidaknya 1 (satu) tahun setelah tanggal Penyelesaian; *c. TCFS is still allowed to undertake electric phone credit sale and purchase business, but is obliged to purchase from Target Company, with the following guidelines:* *a. TCFS will purchase from a Target Company a minimum of 29.7 million (twenty nine million seven hundred thousand) credit transactions for the period November 01st, 2018 to October 31st, 2019 with the principal price of the principal or credit aggregator partner. Every month the gross sales profit will be calculated from TCFS where the calculation and data will be opened by TCFS to the Target Company transparently directly to the data source or the system that is running and will be distributed to the Target Company with the Target Company calculation will get 75% profit (seventy five percent) of TCFS gross profit, and TCFS gets 25% (twenty five percent) of the monthly gross profit obtained by TCFS.* *b. If in the period above, the total TCFS purchase transaction did not reach 29.7 million (twenty-nine point seven million) transactions, then TCFS will make a purchase transaction for the shortfall on October 31st, 2019 to achieve the minimum transaction with a profit of 120 per transaction.* *c. If the number of TCFS purchase transactions to the Target Company reaches 36 million (thirty six million) transactions for the period November 01st, 2018 to October 31st, 2019, TCFS will receive as much as 100,000 shares of KPAY shares the latest on December 6th, 2019, provided the reconciled financial statements have been provided the latest on November 30th, 2019. And the tax of the share is borne by TCFS.* *d. If the number of TCFS purchase transactions to the Target Company reaches 42 million (forty-two million) transactions for the period November 01st, 2018 to October 31st, 2019, TCFS will receive 150,000 shares of*

Section Bagian	***Matters*** Hal-hal	***Description*** Deskripsi
		KPAY shares the latest on December 6th, 2019, provided the reconciled financial statements have been provided the latest on November 30th, 2019. And the tax of the share is borne by TCFS. *e. If the number of TCFS purchase transactions to the Target Company reaches 48 million (forty-eight million) or more transactions for the period November 01st, 2018 to October 31st, 2019, TCFS will receive a return on KPAY shares of 200,000 KPAY shares the latest on December 6th, 2019, provided the reconciled financial statements have been provided the latest on November 30th, 2019. And the tax of the share is borne by TCFS.* *f. The number of transactions, the method of determining profit per transaction and the amount of return on shares will be reviewed and determined together by both parties every year, on 3 (three) months before the end of the current period. If both parties cannot reach an agreement, TCFS will transfer the reseller or customer or TCFS agent to the Target Company where the transaction amount must reach 3 (three) million transactions per month based on the number of transactions in the current year.* PSPT tetap diperbolehkan untuk melakukan bisnis jual beli pulsa elektronik, namun diwajibkan untuk membeli dari Perusahaan Target dengan ketentuan sebagai berikut: a. PSPT akan membeli dari Perusahaan Target minimal 29,7 juta (dua puluh sembilan juta tujuh ratus ribu) transaksi pulsa selama periode 01 November 2018 sampai dengan 31 Oktober 2019 dengan harga pokok dari prinsipal atau partner agregator pulsa. Setiap bulannya akan dihitung laba kotor penjualan dari PSPT yang perhitungan dan datanya akan dibuka oleh PSPT ke Perusahaan Target secara transparan langsung ke sumber data atau sistem yang berjalan dan akan dibagikan ke Perusahaan Target dengan perhitungan Perusahaan Target akan mendapat laba 75% (tujuh puluh lima persen) dari laba kotor PSPT, dan PSPT mendapat 25% (dua puluh lima persen) dari laba kotor bulanan yang diperoleh PSPT. b. Jika pada akhr periode di atas, total transaksi pembelian PSPT tidak mencapai 29.7 juta (dua puluh sembilan koma tujuh juta) transaksi, maka PSPT akan melakukan transaksi pembelian kekurangannya pada 31 Oktober 2019 untuk mencapai minimal transaksi tersebut dengan laba 120 per transaksi. c. Jika jumlah transaksi pembelian PSPT ke Perusahaan Target mencapai 36 juta (tiga puluh enam juta) transaksi selama periode 01 November 2018 sampai dengan 31 Oktober 2019 maka PTSP akan mendapatkan imbalan saham KPAY sebanyak 100.000 lembar saham KPAY pada tanggal 6 Desember 2019, dengan kondisi bahwa laporan keuangan terekonsiliasi sudah diselesaikan

Section **Bagian**	***Matters*** **Hal-hal**	***Description*** **Deskripsi**
		selambat-lambatnya tanggal 30 November 2019, dan pajak saham tersebut adalah menjadi tanggungan PSPT. d. Jika jumlah transaksi pembelian PSPT ke Perusahaan Target mencapai 42 juta (empat puluh dua juta) transaksi selama periode 01 November 2018 sampai dengan 31 Oktober 2019 maka PSPT akan mendapatkan imbalan saham KPAY sebanyak 150.000 lembar saham KPAY pada tanggal 6 Desember 2019, dengan kondisi bahwa laporan keuangan terekonsiliasi sudah diselesaikan selambat-lambatnya tanggal 30 November 2019, dan pajak saham tersebut adalah menjadi tanggungan PSPT. e. Jika jumlah transaksi pembelian PSPT ke Perusahaan Target mencapai 48 juta (empat puluh delapan juta) transaksi atau lebih selama periode 01 November 2018 sampai dengan 31 Oktober 2019 maka PSPT akan mendapatkan imbalan saham KPAY sebanyak 200.000 lembar saham KPAY pada tanggal 6 Desember 2019, dengan kondisi bahwa laporan keuangan terekonsiliasi sudah diselesaikan selambat-lambatnya tanggal 30 November 2019, dan pajak saham tersebut adalah menjadi tanggungan PSPT. f. Jumlah transaksi, cara penentuan laba per transaksi dan jumlah imbalan saham akan ditinjau kembali dan ditetapkan bersama oleh kedua belah pihak setiap tahunnya yaitu 3 (tiga) bulan sebelum periode berjalan berakhir. Jika kedua belah pihak tidak dapat mencapai kesepakatan, maka PSPT akan mengalihkan *reseller* atau pelanggan atau agen PSPT ke Perusahaan Target yang mana jumlah transaksinya wajib mencapai 3 (tiga) juta transaksi bulannya berdasarkan jumlah transaksi di tahun berjalan. *The post-closing undertakings will be further detailed in the Definitive Agreements.* Kewajiban pasca penyelesaian akan diatur secara terperinci dalam Perjanjian Definitif.
12.	*Representation and Warranties* Pernyataan dan Jaminan	*Target Company and TCFS shall make customary representations and warranties to the Investor, with such carve-outs to be agreed, including, among others:* Perusahaan Target dan PSPT wajib membuat pernyataan dan jaminan yang layak kepada Investor, dengan hal-hal yang akan disepakati, termasuk, antara lain: *(1) Status; Powers and authority; Legal validity of the Sellers;* Status; Kemampuan dan kewenangan; keabsahan secara hukum dari Penjual; *(2) Good title of the Shares;* Kepemilikan yang sah dari Saham;

Section **Bagian**	***Matters*** **Hal-hal**	***Description*** **Deskripsi**
		(3) No encumbrances; Bebas dari sitaan; *(4) Non-conflict;* Tidak ada benturan; *(5) No default;* Tidak ada wanprestasi; *(6) Authorizations; Non-Contravention; Necessary Consents;* Pemberian Kuasa; Tidak ada Pelanggaran; Persetujuan yang wajib; *(7) Financial matters;* Permasalahan keuangan; *(8) Good title to assets;* Kepemilikan sah atas aset; *(9) Undisclosed liabilities;* Kewajiban yang tidak disampaikan; *(10) Litigation;* Perkara; *(11) Intellectual property and Environmental matters;* Hak atas Kekayaan Intelektual dan masalah lingkungan; *(12) No adverse consequences;* Tidak ada akibat buruk; *(13) No breach of laws;* Tidak melanggar hukum; *(14) Taxation;* Perpajakan; *(15) Information;* Informasi; *(16) Financial indebtedness;* Utang keuangan; *The Parties agree to further elaborate the representations and warranties in the Definitive Agreements.*

Section Bagian	***Matters*** Hal-hal	***Description*** Deskripsi
		Para Pihak selanjutnya setuju untuk menyatakan pernyataan dan jaminan dalam Perjanjian Definitif.
13.	*Governing Law* Hukum yang Mengatur	*This Term Sheet is to be governed by and construed in accordance with the laws of the Republic of Indonesia.* *The Parties agree that in case of any dispute arising from the difference interpretation between the English and Indonesian version of this agreement, the Indonesian version should be deemed as the correct basis for interpretation.* Lembar Persetujuan ini diatur dengan dan ditafsirkan sesuai dengan hukum Republik Indonesia. Para Pihak setuju bahwa jika timbul masalah akibat ketidaksesuaian interpretasi antara versi Bahasa Indonesia dan Bahasa Inggris dalam perjanjian ini, versi Bahasa Indonesia digunakan sebagai interpretasi yang benar.
14.	*Confidentiality* Kerahasiaan	*This Term Sheet is prepared on a confidential basis and with the understanding that the Parties and its advisers will not disclose the terms of this Term Sheet to any third party without prior written consent of the other respective Party. This confidentiality clause will be contractually binding on the Parties.* Lembar Kesepakatan ini disusun atas dasar kerahasiaan, niat baik dan dengan pengertian bahwa Para Pihak dan penasihatnya tidak akan mengungkapkan ketentuan-ketentuan Lembar Kesepakatan ini kepada pihak ketiga manapun tanpa persetujuan tertulis sebelumnya dari Pihak lainnya. Klausul kerahasiaan ini akan mengikat secara kontraktual pada Para Pihak. *On this instance, the Parties agree that, their bankers and existing debt providers, from whom consideration or advice are required in order to complete the requirements under the Term Sheet and for the final definition of the Definitive Agreements, are consented to parties, under this term sheet.* Dalam hal ini, Para Pihak sepakat bahwa, para bankir dan penyedia utang yang ada, dari mana pertimbangan atau saran diperlukan untuk melengkapi persyaratan berdasarkan Lembar Kesepakatan dan untuk definisi akhir dari Perjanjian Definitif, disetujui oleh para pihak, berdasarkan Lembar Kesepakatan ini. *The Parties shall from time to time discuss, coordinate and agree on the content of any public announcement or press release, or disclosure to third parties other than contemplated above and the mechanics to handle public and investor relations relating to the process and consummation of the Transaction.* Para Pihak wajib dari waktu ke waktu untuk mendiskusikan, mengoordinasikan dan menyepakati isi dari pengumuman publik atau siaran pers, atau pengungkapan kepada pihak ketiga selain dari yang dimaksud di

Section **Bagian**	***Matters*** **Hal-hal**	***Description*** **Deskripsi**
		atas dan mekanisme untuk menangani hubungan publik dan investor terkait dengan proses dan penyempurnaan dari Transaksi.
15.	*Arms-Length Transaction* Transaksi *Arms-Length*	*The Parties acknowledge that this Term Sheet and the transactions contemplated hereby are the result of arms-length negotiations between Target Company, TCFS, and the Investor.* *The Parties agree to further elaborate the Arms-Length Transaction provision in the Definitive Agreements and any supplementary agreements (if any).* Para Pihak mengakui bahwa Lembar Kesepakatan ini dan transaksi yang dimaksud dengan ini adalah hasil dari negosiasi *arms-length* antara Perusahaan Target, PSPT, dan Investor. Para Pihak setuju untuk lebih menguraikan ketentuan Transaksi *arms-length* dalam Perjanjian Definitif dan perjanjian tambahan (jika ada).
16.	*Estimated Timeline* Perkiraan Jangka Waktu	*The Parties agree and will cooperate together to complete the Transaction based on the estimated milestone timeline as follow:* Para Pihak setuju dan akan bekerjasama bersama-sama untuk menyelesaikan Transaksi sesuai dengan perkiraan jangka waktu sebagai berikut: *(a) Signing of Definitive Agreements by no later than November 1st, 2018;* Penandatanganan Perjanjian Definitif tidak lebih dari 1 November 2018; *(b) Sale and Purchase of Shares Agreement of Target Company by no later than December 31st, 2018;* Perjanjian Jual Beli Saham dari Perusahaan Target tidak lebih dari 31 Desember 2018;
17.	*Expenses* Pengeluaran	*Each Party shall bear its own cost and expenses incurred for the consummation of the Transaction.* *In case of mutual expenses incurred for due diligence purpose, the parties agree that TCFS will only bear maximum Rp 50,000,000 (fifty million rupiah) for the total expenses.* Masing-masing pihak akan menanggung biaya dan pengeluarannya sendiri yang timbul untuk penyelesaian Transaksi. Dalam kasus di mana ada biaya bersama untuk tujuan *due diligence*, para pihak setuju bahwa PSPT hanya akan menanggung maksimum Rp 50,000,000 (lima puluh juta rupiah) dari biaya total.
18.	*Employee Matters* Hal-hal mengenai Karyawan	*TCFS will be responsible for the obligation arise in Target Company obligations in relation to the resignation of Target Company employee(s) in connection to the Transaction.*

Section **Bagian**	***Matters*** **Hal-hal**	***Description*** **Deskripsi**
		TCFS is allowed to share employees during transaction period, by sharing the cost, while processing recruitment the employees replacement. For employees who are still hired together by the Target Company and TCFS, the obligation to pay the employee's salary will be borne by the Target Company at 75% and TCFS by 25% until the next confirmation by TCFS or Target Company. *Target Company will use the current domicile/location during transaction period. After transaction period, Target Company may use the current domicile/location or move to nearby location depending on TCFS' decison.* *Target Company will lease the domicile office from TCFS.* PSPT akan menanggung seluruh kewajiban Perusahaan Target yang timbul dari pengunduran diri pekerja Perusahaan Target sehubungan dengan Transaksi. PSPT diizinkan berbagi karyawan selama periode transaksi, dengan berbagi biaya, pada saat memproses rekrutmen karyawan pengganti. Untuk karyawan yang masih dipekerjakan secara bersama-sama oleh Perusahaan Target dan PSPT, kewajiban pembayaran gaji karyawan akan ditanggung oleh Perusahaan Target sebesar 75% dan PSPT sebesar 25% sampai penetapan selanjutnya oleh PSPT atau Perusahaan Target. Perusahaan Target akan menggunakan domisili/lokasi saat ini selama periode transaksi. Setelah periode transaksi, Perusahaan Target mungkin menggunakan domisili/lokasi saat ini atau pindah ke lokasi sekitar tergantung dari putusan PSPT. Perusahaan Target akan menyewa kantor domisili dari PSPT.
19.	*Dispute Resolution* Penyelesaian Sengketa	*All dispute arising out of or in connection with the Definitive Agreements and the Transaction shall be settled amicably through a friendly negotiation within 30 (thirty) calendar days.* *If the dispute cannot be resolved through the negotiation within 30 (thirty) calendar days, the Parties will have the option to submit to arbitration in Indonesia pursuant to BANI Rules. Arbitration procedure will be conducted in Bahasa Indonesia in Jakarta.* *The Parties agree to elaborate the provision on the arbitration and the procedures in the Definitive Agreement.* Semua sengketa yang timbul dari atau sehubungan dengan Perjanjian Definitif dan Transaksi akan diselesaikan secara damai melalui negosiasi yang baik dalam jangka waktu 30 (tiga puluh) hari kalender. Jika sengketa tidak dapat diselesaikan melalui negosiasi dalam jangka waktu 30 (tiga puluh) hari kalender, Para Pihak akan memiliki opsi untuk

Section **Bagian**	***Matters*** **Hal-hal**	***Description*** **Deskripsi**
		mengajukan ke arbitrase di Indonesia berdasarkan Aturan BANI. Proses arbitrase akan dilakukan dalam Bahasa Indonesia di Jakarta. Para Pihak setuju untuk menguraikan ketentuan tentang arbitrase dan prosedur dalam Perjanjian Definitif.
20.	*Termination* Pengakhiran	*This Term Sheet shall be automatically terminated when the Definitive Agreements have been executed or otherwise if mutually agreed by the Parties and be further elaborated in the Definitive Agreements.* *This Term Sheet can be terminated at any time if:* *a. With mutual agreement in writing from the Parties.* *b. By the Buyer, if at the time of the Due Dilligence Results of the Company as referred to in number 7 letter b of This Term Sheet, it states that:* ➢ *There is a target company debt to a third party that was not previously notified to investors.* ➢ *There is a target company tax debt that was not previously notified to investors.* ➢ *The existence of lawsuits or legal proceedings both against the target company and the TCFS, has taken place, or will take place in a civil, criminal, labor, or bankruptcy manner.* ➢ *Incomplete legality of the company, both company deeds and company permits.* *If the Investor terminates this Term Sheet outside of the matters mentioned above, the Parties agree that the Investor will pay compensation fees to TCFS in the amount of Rp. 1.000,000.000 (one billion IDR) which must be paid within 30 (thirty) days from the termination of this Term Sheet.* *If TCFS terminates this Term Sheet outside of the matters mentioned above, the Parties agree that the TCFS will pay compensation fees to the Investor in the amount of Rp. 1.000.000.000 (one billion IDR) which must be paid within 30 (thirty) days from the termination of this Term Sheet.* *To avoid doubt, the parties agreed that every termination from the Investor, will not result any refund of part or all of the payment that has been paid to PSPT for any reason.* *For termination from the PSPT, the PSPT must return the payment to the Investor for PSPT in any way* Lembar Kesepakatan ini akan secara otomatis berakhir ketika Perjanjian Definitif telah dilaksanakan atau sebaliknya jika disepakati bersama oleh Para Pihak dan dijabarkan lebih lanjut dalam Perjanjian Definitif. Lembar Kesepakatan ini dapat diakhiri setiap waktu apabila: a. Dengan persetujuan bersama secara tertulis dari Para Pihak. b. Oleh Pembeli, apabila pada saat hasil Pemeriksaan Perseroan sebagaimana dalam nomor 7 huruf b menyatakan bahwa:

Section Bagian	*Matters* Hal-hal	*Description* Deskripsi
		➢ Adanya hutang Perusahaan Target kepada Pihak Ketiga yang sebelumnya tidak diberitahukan kepada investor. ➢ Adanya hutang pajak Perusahaan Target yang sebelumnya tidak diberitahukan kepada investor. ➢ Adanya tuntutan hukum atau proses hukum baik terhadap Perusahaan Target maupun PSPT yang sedang berlangsung, telah berlangsung, atau akan berlangsung baik secara perdata, pidana, ketenagakerjaan, ataupun kepailitan. ➢ Ketidaklengkapan legalitas perusahaan baik itu akta perusahaan maupun izin perusahaan. Apabila Investor melakukan pengakhiran di luar dari hal-hal yang telah disebutkan di atas, maka Para Pihak sepakat bahwa Investor akan membayar biaya ganti rugi kepada PSPT sebesar Rp.1.000.000.000 (satu miliar Rupiah) yang wajib dibayarkan dalam jangka waktu 30 (tiga puluh) hari semenjak pengakhiran Lembar Kesepakatan ini. Untuk menghindari keragu-raguan para pihak sepakat bahwa setiap pembatalan dari pihak investor tidak akan mengakibatkan pengembalian pembayaran baik sebagian maupun seluruhnya yang telah dibayarkan kepada PSPT dengan alasan apapun. Untuk pembatalan dari pihak PSPT maka pihak PSPT wajib mengembalikan seluruh pembayaran yang telah diserahkan Investor kepada PSPT beserta denda sejumlah pembayaran yang telah dikeluarkan Intestor kepada PSPT dengan alasan apapun. Apabila PSPT melakukan pengakhiran di luar dari hal-hal yang telah disebutkan di atas, maka Para Pihak sepakat bahwa PSPT akan membayar biaya ganti rugi kepada Investor sebesar Rp.1.000.000.000 (satu miliar Rupiah) yang wajib dibayarkan dalam jangka waktu 30 (tiga puluh) hari semenjak pengakhiran Lembar Kesepakatan ini.

Signed by / ditandatangani oleh
For and on behalf of / untuk dan atas nama
PT Mitra Distribusi Utama

METERAI TEMPEL 3A92EAFF287694067 6000 ENAM RIBU RUPIAH

PT. MITRA DISTRIBUSI UTAMA

Name / Nama : Harimin Ginoto
Title / Jabatan : Direktur Utama
Date / Tanggal : 03 Oktober 2018

Signed by / ditandatangani oleh
For and on behalf of / untuk dan atas nama
Founding Shareholders of / Pemegang Saham dari PT Mitra Distribusi Utama

Name / Nama : Harimin Ginoto
Date / Tanggal : 03 Oktober 2018

Name / Nama : Bandono Ginoto
Date / Tanggal : 03 Oktober 2018

Signed by / ditandatangani oleh
For and on behalf of / untuk dan atas nama
PT Kinerja Indonesia

PT. KINERJA INDONESIA

Name / Nama : Christopher Danil
Title / Jabatan : Chief Operation Officer
Date / Tanggal : 03 Oktober 2018